Exhibit 99.1
Wrigley Announces 15 Percent Gain to Record Annual Net Sales of $5.4 Billion; Full-Year Earnings Per Share Climb 20 Percent to New High
CHICAGO – February 4, 2008 – The Wm. Wrigley Jr. Company (NYSE: WWY) today announced that full-year 2007 net sales climbed 15 percent from the prior year to a new annual sales record of $5.4 billion, which also produced record earnings results in 2007.
Fully diluted net earnings per share were $2.28 for the year, up $0.38 or 20 percent from a year ago. On a non-GAAP basis, excluding the impact of current year gains from asset sales, and restructuring charges in both periods, fully diluted earnings per share for the full year were $2.24, up $0.23 or 11 percent from 2006.1
“In a year of rising costs and competition, we delivered against our long-term goal of 9 to11 percent earnings per share growth for the eighth consecutive year,” commented Bill Perez, President and Chief Executive Officer.2 “In fact, we pushed the high end of that range, while at the same time, improving the overall shape of our financial results, with higher gross margins, lower relative operating expenses, and sharply increased brand support.”
Sales increases were primarily driven by a combination of worldwide shipment growth of six percent, along with pricing gains and the positive impact of currency translation of relatively stronger international currencies to U.S. dollars.
“Crossing $5 billion in sales represents the achievement of an ambitious aspiration we had set for ourselves several years ago,” noted Bill Wrigley, Jr., Executive Chairman and Chairman of the Board. “More importantly, this growth was accomplished along with the strategic diversification of our brand portfolio and confectionery capabilities, as well as the expansion of our sales infrastructure and the increased efficiency of our supply chain operations. These initiatives have us well-positioned to continue capturing opportunities in global confectionery, which remains one of the fastest growing categories in the food sector.”

1 Please see Attachment B for full GAAP to non-GAAP reconciliation.
2 Non-GAAP, excluding one-time items.
Sales and Gross Margins
For the full year, consolidated net sales were $5.39 billion, an increase of $706 million or 15 percent from 2006. Shipment growth and improved price/mix accounted for about two-thirds of the gain, with the remainder coming from the positive impact of currency translation.
In EMEAI, the Company’s largest region, net sales for 2007 were $2.63 billion, up $545 million or 26 percent from 2006. Somewhat more than half the gain resulted from volume increases, including the nearly full-year benefit of the A. Korkunov acquisition and excellent performances by Extra® in Germany and Orbit® in Poland. Despite a new marketplace entry and significant competitive pressure, modest sales growth was recorded in the U.K for the year, as were strong share improvements from the first quarter on. Average translation of relatively stronger European currencies to the U.S. dollar provided a strong tailwind to those results and led to about a third of the gain, with improved price/mix accounting for the remainder of the increase.
Asia net sales for 2007 were $748 million, up $125 million or 20 percent, with volume growth contributing about three-quarters of the gain. The increase was led by the strong performances of our Extra and Doublemint® brands in China, including the continuing popularity of bottle packaging. For the year, average translation of a relatively stronger Chinese renminbi to the U.S. dollar increased net sales by around five percent.
North America net sales for 2007 were $1.76 billion, essentially flat to 2006 on a seven percent decline in volume, as sales gains in the first six months of the year were offset by declines in the third and fourth quarters due to lower customer shipments. While there was some negative volume impact due to pricing changes, the larger portion of the second half decline was due to U.S. trade inventory adjustments, but the lower shipments were substantially offset by the positive contribution of the price increases to net sales.
On a consolidated basis, net sales for the fourth quarter rose to $1.42 billion, an increase of $200 million or 16 percent from last year. About two percentage points of the gain was due to increased volume, with the remainder of the increase equally split between improved price/mix and currency translation benefit.
In EMEAI, net sales in the quarter were up 31 percent versus year ago, about half of which was due to higher volume, with double-digit gains across France, Germany, Poland, India, and Russia. Growth in Russia reflects success in gum, driven by Eclipse® and Orbit, and in non-gum confectionery, boosted by the addition of A. Korkunov® chocolate to the portfolio. In Asia, quarterly sales were up 23 percent, with more than half of the increase due to strong double-digit shipment growth across China.
In North America, net sales were down slightly less than three percent in the quarter versus the fourth quarter of 2006, as a double-digit increase in price/mix was not enough to fully offset a double-digit shipment decline in U.S. that was primarily due to trade inventory adjustments. Syndicated data, however, showed a year-over-year increase of five percent in consumer retail purchases during the quarter across the Company’s U.S. portfolio, largely on the growing strength of Wrigley’s new 5™ brand, as well as notable gains by Orbit.3
Full-year consolidated gross margins were 53.0 percent versus 52.8 percent for the prior year, excluding restructuring charges in both periods (52.7 versus 51.8 including restructuring charges). The improvement reflects the impact of higher pricing and savings from the recently completed restructuring program that were partially offset by commodity and ingredient cost increases for existing products and higher costs associated with new product formulations, production and packaging.
The same factors led to improvement of consolidated gross margins for the quarter – 52.3 versus 52.0 percent a year ago, excluding the impact of restructuring costs from the fourth quarter of 2006, and 52.3 versus 50.3 percent, including the year-ago restructuring charges.
“Given the challenging cost environment, we were pleased with the overall improvement in gross margins this year, following recent declines,” stated Reuben Gamoran, Senior Vice President and Chief Financial Officer. “We will continue to look for ways to offset margin pressure – resulting from higher input costs and new product activity – in order to maintain our strong gross margin position.”
Operating Profits and Net Earnings
Consolidated operating profit for 2007 was $963 million, up $141 million or 17 percent versus 2007. Gains were due to strong business performance in EMEAI and Asia, positive impact from currency translation, and lower restructuring charges, and were partially offset by increased investments in brand support. Brand support was up 21 percent or 80 basis points as a percentage of sales versus 2006, with notably higher spending in key geographies including the U.S., U.K., Russia, and China.

3 ACNielsen FDMxC, Dollar Sales, 12 weeks ending 12/29/07
Net earnings for 2007 were $2.28 per share, up 20 percent or $0.38 versus 2006, with the positive impact of currency translation adding nearly $0.17 per share for the year, much of which was reinvested into the business, especially in brand support. On a non-GAAP basis, excluding restructuring charges ($0.03 per share) and assets sale gains ($0.07 per share), full-year net earnings stood at $2.24 per share, up over 11 percent versus the comparable 2006 results.
Consolidated operating profit for the fourth quarter was $231 million, an increase of 15 percent from the same period in 2006. Gains were due to strong business performance in EMEAI and Asia, positive impact from currency translation, and lower restructuring charges, and were partially offset by higher marketing investments. Brand support for the quarter was up sharply versus year ago, with an increase of 39 percent or 280 basis points as a percentage of sales.
Fully diluted net earnings per share for the fourth quarter were $0.56, up $0.10 from the same period a year ago. On a non-GAAP basis, excluding restructuring charges and asset sales ($0.04 per share), fourth quarter earnings were $0.52, including a $0.05 contribution from currency – up $0.01 per share or 2 percent versus the same period a year ago.
Operating expenses grew more slowly than sales for the full year, and particularly in the fourth quarter, when they declined 60 basis points as a percentage of sales versus 2006. “While we continue to invest in key business building activities, we are doing so in a very disciplined and focused manner,” noted Gamoran. “Going forward, we expect to achieve additional operating leverage as the business continues to grow.”
Aspiration Celebration
The achievement of $5 billion in sales is being commemorated and celebrated through a special charitable contribution in support of youth and the environment. As a “thank you” to our consumers and our communities for supporting our business and allowing us to reach this milestone, the Wrigley Company Foundation will be donating a total of $5 million to two outstanding organizations – the International Youth Foundation and Conservation International. For the long-term sustainability of the world and our business, nothing is more important than the health and development of today’s youth and the sustaining of our natural environment for the use and enjoyment of future generations.

Board Action on Dividends and Repurchase Authority
At their regularly scheduled meeting held Friday, the Board of Directors of the Wm. Wrigley Jr. Company declared a regular dividend of $0.335 on each share of Common Stock and each share of Class B Common Stock for the three-month period beginning May 1, 2008. The new rate is an increase of 16 percent over the current rate of $0.29 and is expected to result in a higher dividends-to-earnings payout ratio in 2008 versus 2007. These dividends are payable on May 1, 2008 to stockholders of record of each class of stock outstanding at the close of business on April 15, 2008.
Also at Friday’s meeting, the Board of Directors authorized future stock repurchases of up to $800 million. This new repurchase program will follow the completion of the Share Repurchase Program authorized by the Board in May 2006, under which approximately $254 million remains available for repurchase of company stock. “The dividend increase and new share buyback authorization underscore the Company’s continued financial strength and the confidence the Board of Directors has in Wrigley’s long-term business prospects,” stated Perez.
About Wrigley
The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, lollipops, and chocolate. The Company has global sales of $5.4 billion and distributes its world-famous brands in more than 180 countries. Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century. Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Solano®, Sugus®, P.K.®, and Cool Air®.
Cautionary Statement Regarding Forward-Looking Information
This press release contains statements which may be considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, including, without limitation, statements regarding operating strategies, future plans and financial results. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in the Company’s most recently filed Form 10-K and other SEC filings, in each case under the heading “Forward-Looking Statements.” Such discussions regarding risk factors and forward-looking statements are incorporated herein by reference.
FROM: WM. WRIGLEY JR. COMPANY Christopher Perille, Senior Director – External Relations Phone: (312) 645-4077

ATTACHMENT A
WM. WRIGLEY JR. COMPANY
STATEMENT OF CONSOLIDATED EARNINGS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$1,424,222	$1,223,829	$5,389,100	$4,683,437

Cost of sales	679,053	586,829	2,535,254	2,211,115

Restructuring charges (benefit)	(138)	20,923	13,064	45,074

Gross profit	745,307	616,077	2,840,782	2,427,248

Selling, general and administrative expense	514,741	415,951	1,878,010	1,605,775

Operating income	230,566	200,126	962,772	821,473

Interest expense	(15,094)	(14,868)	(66,004)	(61,820)
Investment income	3,343	2,431	10,610	8,029
Other income (expense), net	9,829	(3,389)	24,785	1,365

Earnings before income taxes	228,644	184,300	932,163	769,047

Income taxes	73,625	55,475	300,158	239,670

Net earnings	$155,019	$128,825	$632,005	$529,377

Net earnings per average share of common stock (basic)[a]	$0.56	$0.46	$2.30	$1.91

Net earnings per average share of common stock (diluted)[a]	$0.56	$0.46	$2.28	$1.90

Average number of basic shares outstanding for the period	275,715	277,705	275,357	277,556

Average number of diluted shares outstanding for the period	278,468	278,779	277,413	278,399

[a]	Per share calculations based on the average number of shares outstanding for the period.

Note: In thousands except for earnings per share amounts.

ATTACHMENT B
WM. WRIGLEY JR. COMPANY
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
Amounts in thousands except for per share values

	Three Months Ended
	December 31, 2007		December 31, 2006
		Diluted		Diluted
	Net	Earnings	Net	Earnings
	Earnings	Per Share*	Earnings	Per Share*
Net Earnings, as reported under U.S. GAAP	$155,019	$0.56	$128,825	$0.46

Restructuring expense (benefit), net of tax (A)	(94)	—	14,625	0.05

Gain on sale of assets, net of tax (B)	(9,835)	(0.04)	—	—

Non-GAAP earnings, excluding restructuring expense and gain on sale of assets	$145,090	$0.52	$143,450	$0.51

	Twelve Months Ended
	December 31, 2007		December 31, 2006
		Diluted		Diluted
	Net	Earnings	Net	Earnings
	Earnings	Per Share*	Earnings	Per Share*
Net Earnings, as reported under U.S. GAAP	$632,005	$2.28	$529,377	$1.90

Restructuring expense, net of tax (A)	8,857	0.03	31,011	0.11

Gain on sale of assets, net of tax (B)	(19,327)	(0.07)	—	—

Non-GAAP earnings, excluding restructuring expense and gain on sale of assets	$621,535	$2.24	$560,388	$2.01

*	May not total due to rounding

(A)	Management has excluded restructuring expense as it is viewed as nonrecurring costs incurred to improve production operations.

(B)	Management has excluded the gain on the sale of certain assets as it is viewed as nonrecurring income.

ATTACHMENT C
WM. WRIGLEY JR. COMPANY
NET SALES AND OPERATING INCOME BY SEGMENT
Amounts in thousands

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
NET SALES

North America	454,298	466,871	1,756,254	1,752,279

EMEAI	713,859	545,385	2,625,914	2,080,731

Asia	188,490	153,009	748,222	622,853

Other Geographic Regions	51,879	44,894	197,887	168,367

All Other	15,696	13,670	60,823	59,207

Total Net Sales	1,424,222	1,223,829	5,389,100	4,683,437

OPERATING INCOME

North America	102,911	104,291	373,127	362,024

EMEAI	185,138	157,807	710,011	585,015

Asia	34,968	31,155	183,796	160,307

Other Geographic Regions	7,888	8,666	32,455	22,415

All Other	(100,339)	(101,793)	(336,617)	(308,288)

Total Operating Income	230,566	200,126	962,772	821,473

ATTACHMENT D
WM. WRIGLEY JR. COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
Amounts in thousands

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$278,843	253,666
Short-term investments, at amortized cost	635	1,100

Accounts receivable, net	469,221	463,231
Inventories	620,082	592,985
Other current assets	180,997	170,245

Total current assets	1,549,778	1,481,227

Deferred charges and other assets	214,457	194,382
Goodwill	1,422,957	1,147,603
Other intangibles	484,256	415,870
Net property, plant and equipment	1,560,064	1,422,516

Total assets	$5,231,512	4,661,598

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$—	65,000
Accounts payable and accrued expenses	871,901	741,613
Dividends payable	79,965	71,106
Income and other taxes payable	149,254	149,410

Total current liabilities	1,101,120	1,027,129

Other noncurrent liabilities	312,912	246,377
Long term debt	1,000,000	1,000,000

Total liabilities	2,414,032	2,273,506

Stockholders’ equity	2,817,480	2,388,092

Total liabilities and stockholders’ equity	$5,231,512	4,661,598